Exhibit 10.2

LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT

        THIS LIMITED LIABIIITY COMPANY INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of May 1, 2007 by and between The Granite Companies LLC, a Pennsylvania limited liability company (the “Seller”) and City Capital Corporation, a Nevada company (the “Purchaser”).

RECITALS:

        A.        The Seller owns all of the issued and outstanding limited liability company interests (the “Interests”) of Granite Custom Builders LLC, a Pennsylvania limited liability company (“Custom Builders”), Granite Real Estate Acquisition Company LLC, a Pennsylvania limited liability company (“Acquisition”), and Granite Real Estate Investment Company LLC, a Pennsylvania limited liability company (“Investment”)(Custom Builders, Acquisition and Investment individually, a “Company” and collectively, the “Companies”).

        B.        The Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the Interests on the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the foregoing premises and the agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.        Agreement to Sell and Purchase. On and subject to the terms of this Agreement, at the Closing (hereinafter defined), the Seller shall sell to the Purchaser, and the Purchaser, or its nominee, shall purchase from the Seller, the Interests.

        2.        Purchase Price. The purchase price to be paid by the Purchaser to the Seller for the Interests is comprised of all of the following (the “Purchase Price”): (a) $150,000, payable as more specifically stated in paragraph 3 below; and (b) payment of the ordinary expenses of the Companies from and after May 1, 2007 through Closing (hereinafter defined), which payment of expenses shall be non-refundable even if the transaction is not consummated. There exist certain liens and encumbrances on certain assets of the Companies (the “Liens”) that are primarily comprised of security interests in connection with a line of credit obligation and several equipment leases in the approximate aggregate amounts of $690,000 and $185,000, respectively. The Purchaser will cure any defaults with respect to the Liens and make payments in accordance with existing payment terms on the underlying obligations related to such Liens, and shall, on or before September 1, 2007, payoff all such underlying obligations in full or substitute itself as guarantor replacing any existing guarantors (any such existing guarantors of any obligations of the Companies, the “Existing Guarantors”) who shall be fully released from any further guaranty obligations. In addition to the Purchase Price, the Purchaser shall fund advertising for the Companies, as determined in the sole and absolute discretion of the Purchaser, during the month of May, 2007. The Purchaser understands and acknowledges that the Companies currently have approximately $350,000 of accounts payable on their balance sheet to various vendors, suppliers and other creditors.

         3.        Deposit. Purchaser has, or upon execution of this Agreement shall, provide a non-refundable deposit to Company in the amount of $150,000 by means of a wire transfer into an account directed by the Seller. This deposit shall not be refundable for any reason, including without limitation, the failure of the parties to consummate the transactions contemplated by this Agreement or the results of any due diligence undertaken by the Purchaser.

         4.        Assets.

               (a)        The “Assets” shall include all of the assets of the Companies, including but not limited to:

                          (i)        All software, logos, copyrights, intellectual property, inventory, supplies, equipment, personalty, fixtures, telephone numbers, supplier and customer lists and information, sales materials and records, display systems, the computer system, the phone system, the office equipment, prepaid advertising and all other assets and documentation pertaining to the business of the Companies and all warranties relating to the purchased assets and

                          (ii)        All of the Companies’ real estate design, renovation, construction, construction management, listing and purchase contracts (about 30 contracts valued at approximately $6,200,000) and those real estate sale contracts fully executed after April 30, 2007 (collectively, the “Contracts”).

               (b)        The Seller shall provide the Purchaser with a detailed list of all the Assets.

               (c)        The following Assets shall not be included in the sale and shall be transferred out of the Companies either prior to or at the time of the Closing or promptly after Closing to a party or parties identified by the Seller: (i) any real estate owned in whole or in part by Investment or Acquisition as of May 1, 2007; (ii) the Companies’ real estate design, renovation, construction, construction management, listing and sale contracts fully executed prior to May 1, 2007 and any proceeds derived therefrom; (iii) all cash and cash equivalents owned by any of the Companies as of May 1, 2007; and (iv) any and all accounts receivable of the Companies as of May 1, 2007.

    5.        Closing. Closing shall occur on or before May 15, 2007, and shall take place at the offices of the Purchaser, or at such other location as is mutually agreed to by the parties.

    6.        NewCo.

               (a)        The Purchaser shall have the right to assign its rights under this Agreement to a Missouri limited liability company or corporation (the “NewCo”) at or before Closing. The proposed ownership of NewCo is as follows: Purchaser – 100%. The tentative name for NewCo will be “City Capital East, LLC”. In the event the Purchaser decides to assign its right under this Agreement to NewCo, NewCo will take immediate ownership of the Companies at Closing.

               (b)        The NewCo would initially be in the business of real estate investment, brokering and acquisition and funded by capital and/or loans by the Purchaser to the NewCo until the NewCo is cash flow positive (as determined by the Purchaser).

               (c)        It is contemplated that the NewCo and Mr. Freedman will enter into an employment agreement pursuant to which Mr. Freedman will be employed by the NewCo on terms and conditions to be negotiated between the NewCo and Mr. Freedman.

               (d)        The NewCo, with the assistance of Mr. Freedman, will lease an office to conduct its business.

    7.        Business Brokerage Commissions. Purchaser shall bear sole responsibility for all brokerage commissions due in connection with the transactions contemplated by this Agreement. The Purchaser represents that such commissions total $15,000.

    8.        Disclosure of Information. Promptly after the execution of this Agreement, the Companies and the Seller will deliver to the Purchaser all documents in their possession relating to the Assets and business of the Companies, including, but not limited to copies of all of the sales and business records of the Companies during the previous three (3) years (collectively, the “Inspection Materials”) and will give the Purchaser and its representatives full access to any personnel and all properties, documents, contracts, books, records and operations of the Companies relating to their business. The Seller will cause the Companies to cooperate in this regard.

    9.        Confidentiality. The parties hereto agree to keep the terms of this understanding, the Inspection Materials and the terms of this Agreement confidential and not to disclose such terms to third parties other than as reasonably necessary in connection with carrying out the transactions contemplated hereby, which shall include permitted disclosures to the parties’ respective counsel, accountants and other persons employed or engaged in connection with carrying out the transactions contemplated hereunder.

10.     Replacement of Guarantors and Indemnification.

               (a)        In the event that the Existing Guarantors have not been fully released from, or otherwise had satisfied, all of their guarantees of any obligations of the Companies on or before September 1, 2007, the Purchaser shall pay to the Seller at the beginning of each month commencing with September 1, 2007 an amount equal to two percent (2.0%) of the aggregate remaining outstanding balance of all such guaranteed obligations on such date.

               (b)        The Purchaser agrees to indemnify, defend, reimburse and hold harmless Seller, its officers, directors, and employees, including without limitation, Gary Freedman and Robert Spennato, and the Existing Guarantors, from and against all claims, demands, suits, actions, proceedings, liability, damages, penalties, and administrative proceedings (“Losses”) arising out of (i) the ownership and operation of the Companies after the Closing; (ii) any default by the Purchaser or NewCo on any obligations secured by the Liens; or (iii) the breach of any covenant, agreement or obligation of the Purchaser or NewCo contained in this Agreement. This obligation shall include, but not be limited to, the burden and expense of defending all such claims, demands, suits and administrative proceedings (with counsel reasonably approved by the indemnified parties), even if said claims, demands, suits and administrative proceedings are groundless, false, or fraudulent, and conducting all negotiations of any description, and paying and discharging, when and as the same become due, any and all judgments, penalties, fines, civil penalties, or other sums due against such indemnified persons.

               (c)        City Capital Corporation agrees that it shall remain liable under this Section 10 for the payment obligation set forth in Section 10(a) and as indemnitor under the indemnification provided in this Section 10(b) notwithstanding the assignment of this Agreement to NewCo or any other party.

      11. Miscellaneous.

                   11.1 Transfer, Successors and Assigns. Except as set forth in Section 6 above, this Agreement may not be assigned, in whole or in part, by any party without the prior written consent of the other party hereto. If this Agreement is assigned in accordance herewith, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

                   11.2 Governing Law. This Agreement shall be construed in accordance with, and this Agreement and all matters arising out of or relating in any way whatsoever to this Agreement (whether in contract, tort or otherwise) shall be governed by, the laws of the State of Tennessee (without reference to any choice of law rules that would result in the application of the law of any other jurisdiction).

                   11.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

                   11.4 Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, one business day after they have been sent to the recipient by reputable overnight courier service (charges prepaid) guaranteeing next business day delivery, or five business days after being sent by certified or registered mail, return receipt requested, postage prepaid, addressed to the party to be notified as follows: (a) if to the Purchaser, at 256 Seaboard Lane Building E Suite 101-102 Franklin, Tennessee 37067 or as subsequently modified by written notice in accordance with this Section 11.4, or (b) if to the Seller at 2 Christy Drive Suite 219 Chadds Ford, PA 19317 or as subsequently modified by written notice in accordance with this Section 11.4. Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, facsimile, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended.

                   11.5 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Seller and the Purchaser. Any amendment or waiver effected in accordance with this Section 11.5 shall be binding upon the Purchaser and the Seller.

                   11.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then to the extent permitted by law (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this Agreement shall be enforceable in accordance with its terms, unless the exclusion of such provision would be to cause any party to lose the material benefit of its economic bargain.

                   11.7 Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior contracts, understandings and agreements between the parties.

                   11.8 Survival and Inconsistencies. It is acknowledged and agreed by the parties hereto that this Agreement, including, without limitation, the covenants and agreements set forth herein, shall survive the consummation of the transactions contemplated hereby.

                   11.9 Attorneys’ Fees. If the Seller or the Purchaser, or any of their affiliates, successors or assigns brings any action, suit, counterclaim, cross-claim, appeal, arbitration or mediation for any relief against a party hereunder or any of its affiliates, successors or assigns, declaratory or otherwise, to enforce the terms of this Agreement or to declare rights under this Agreement (an “Action”), in addition to any damages and costs which the prevailing party otherwise would be entitled, the non-prevailing party shall pay to the prevailing party its actual attorneys’ fees and costs incurred in bringing and prosecuting such Action and/or in enforcing any decision granted therein, all of which shall be deemed to have accrued on the commencement of such Action and shall be paid whether or not such action is prosecuted to a decision. For purposes of this Section 11.9, the “prevailing party” means the party who agrees to dismiss an action on the other party’s payment of the sum allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it. If there are multiple claims, the prevailing party shall be determined with respect to each claim separately. The prevailing party shall be the party who has obtained the greater relief in connection with any particular claim, although, with respect to any claim, it may be determined that there is no prevailing party.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

The Granite Companies, LLC By: /s/ Gary Freedman Name: Gary Freedman Title: President	City Capital Corporation

By: /s/ Ephren W. Taylor, Jr.
Name: Ephren W. Taylor, Jr.
Title: Chairman and Chief Executive Officer

By: /s/ Waldo Emerson Brandtly III
Name: Waldo Emerson Brandtly III, Director